Exhibit 99.1





                    FIRST MIDWEST ANNOUNCES THE EXPIRATION OF
                      THE CURRENT STOCK REPURCHASE PROGRAM

Storm Lake, Iowa - (August 3, 2004) First Midwest Financial, Inc. (NASDAQ NM:CASH) is announcing that the stock repurchase program authorized in July 2003 has expired as of the end of July 2004. Under this program the Company purchased 17,042 shares common stock at a total cost of $384,000.

At this time, no new repurchase program has been authorized.

At June 30, 2004, First Midwest Financial, Inc. had assets of $757.5 million and shareholder's equity of $44.8 million.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group. The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH".

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.